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                                              For further information,contact:
                                              Beth Randolph at 314/552-6709 or
                                              Tom Goyda at 314/552-6724, both of
                                              Shandwick



FOR IMMEDIATE RELEASE


                     EDISON BROTHERS TO FILE FOR CHAPTER 11

      COMPANY TO CONTINUE OPERATIONS WHILE EXAMINING STRATEGIC ALTERNATIVES


         ST. LOUIS, March 8, 1999---Edison Brothers Stores Inc. (NASDAQ: EDBR) announced that tomorrow morning it will file for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in Delaware.

         Edison, a national retail discount chain selling apparel and footwear, said that since its Chapter 11 reorganization in September 1997, it has encountered severe competition and disappointing operating results that necessitated further relief under the bankruptcy law to facilitate a restructuring and/or sale of all or parts of the retail organization.

         To assist it in pursuing those objectives, Edison announced that, subject to approval of the bankruptcy court, it had engaged the investment banking firm of Houlihan Lokey Howard & Zukin to explore strategic alternatives to best serve the interests of all creditors and other parties.

         "Edison Brothers believes that the provisions of the Bankruptcy Code will enable the company to maximize value for the company's interest-holders. We have many valuable and viable concepts that have generated significant revenues and positive four-wall cash flow in recent years," said chairman and chief executive officer Lawrence E. Honig. "Given a clean balance sheet and a fresh start, we believe that the concepts will thrive."

         Also subject to court approval, the company said it is continuing the engagement of Gruppo, Levey, an investment banking firm retained earlier to sell the company's Repp Ltd. Big & Tall menswear stores and its Repp By Mail catalog.

         Daily operations in Edison's stores will continue as usual, and store hours will remain the same. The company expects that its policies regarding returns, exchanges, layaways and gift certificates will remain unchanged until further notice.

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         The Chapter 11 filing will have no impact on the staffing at Edison's stores and distribution centers, and the company plans to pay attractive bonuses to retain store sales associates and chain field management personnel, as well as a core group of headquarters personnel. The proposed retention programs are subject to the approval of the court.

         Separately, the company announced today that it eliminated about 250 positions at its headquarters and has provided a package of severance benefits to the affected staff.

         According to Honig, interruptions in the flow of merchandise hurt sales in the first two months of 1999, and the sales deterioration likely will continue as fresh shipments cease. In addition, Edison has been unable to stabilize its store base because mall managers and owners have been concerned about the company's future. Finally, the company's ability to execute its strategies has suffered due to the departure of a number of key employees and its inability to attract executives of similar caliber.

         "Edison's sales trends turned positive in the last part of 1998, but difficulties obtaining adequate trade credit, among other problems, have made it impossible to continue our forward momentum," Honig said. "Questions about the future of the company and our failure to stabilize margins fed a cycle that we were unable to break."

         Edison emerged from a previous Chapter 11 reorganization in September 1997, and a new management team took over the company in January 1998. Over the past year, Edison's chains successfully implemented merchandising efforts to broaden their appeal and attract more mainstream mall traffic rather than focusing on narrow markets. The company also cut costs, primarily through a consolidation of shared chain services at the corporate level and by streamlining its field management structure.

         Houlihan Lokey Howard & Zukin is a national investment banking firm providing a wide range of services including mergers and acquisitions, financial restructuring, private placements of debt and equity capital, business and securities valuations, financial opinions, litigation support and merchant banking services. In the last decade, Houlihan Lokey Howard & Zukin's financial restructuring professionals have consummated over $30 billion in distressed company transactions including some of the largest and most publicized transactions in history.

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         "We are excited about the opportunity to work with Edison Brothers - a long-time innovator in the apparel and footwear business - in realizing the value of its concepts in the reorganization process," said Andrew Miller, managing director of Houlihan Lokey Howard & Zukin.

         Edison Brothers Stores Inc. operates Bakers and Wild Pair footwear stores; 5-7-9 junior apparel stores; Riggings, JW, Coda and Repp Ltd. Big & Tall menswear stores; and Repp By Mail men's catalog. With about $900 million in annual sales and more than 1,500 stores in the United States, Canada, Puerto Rico and the Virgin Islands, Edison is one of the largest specialty retailers of apparel, footwear and accessories in North America.



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